Exhibit 10.10

SECOND AMENDMENT TO THE

AMGEN INC. SUPPLEMENTAL RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

The Amgen Inc. Supplemental Retirement Plan (As Amended and Restated Effective January 1, 2009) (the “Plan”) is hereby amended, effective October 12, 2011, as follows:

1.	Article II is amended to add the following two definitions alphabetically and to renumber the definitions accordingly:

2.6 Change of Control Plan shall mean the Amgen Inc. Change of Control Severance Plan, as amended and restated, effective as of December 9, 2010 (and any subsequent amendments thereto).

2.19 Qualifying Termination shall mean your termination of employment within two (2) years following a Change of Control (as defined in the Change of Control Plan) (i) by the Company other than for Cause (as defined in the Change of Control Plan), Disability (as defined in the Change of Control Plan) or as a result of your death, or (ii) by you for Good Reason (as defined in the Change of Control Plan). No termination can qualify as a Qualifying Termination if there is no Change of Control Plan in effect at the time of the termination.

2.	Section 4.2 is amended and restated as follows:

4.2 Credits. For each year you are eligible, the Company will credit your Account with your share of Plan Credits in an amount equal to (i) ten percent (10%), multiplied by (ii) your Compensation for the year that is not recognized under the Retirement Plan either because it is in excess of the Salary Cap, or deferred under the NQDC, or both. In addition, if your employment terminates as a result of a Qualifying Termination, the Company may determine, in its sole discretion, to credit an amount determined under the Change in Control Plan to any Participant’s Account. Notwithstanding anything herein (including Article 5) or in the Change of Control Plan to the contrary, any Plan Credits resulting from a Qualifying Termination (and any Earnings thereon) will be paid to you in a lump sum as soon as administratively practicable during the Plan Year immediately following the Plan Year in which your Separation from Service occurs, but in no event more than two and one-half months after the end of the calendar year in which your Separation from Service occurs.

3.	Section 4.4 is amended and restated as follows:

4.4 Vesting of Your Account. Your Account will become fully vested upon termination of your employment with the Company (1) on or after (a) your Normal Retirement Date, (b) the date of your Disability, or (c) your death or (2) that is a Qualifying Termination. If your employment with the Company is terminated for any other reason, your Account will be vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing vesting schedule, if a portion of your Compensation for a year consists of amounts that were deferred under the NQDC, then a portion of that year’s Plan Credits in an amount equal to (i) 10%, multiplied by (ii) the amount of Compensation deferred under the NQDC that would have been taken into account under the Retirement Plan if it had not been deferred, shall be immediately vested.

Any portion of your Account that is not vested on your termination of employment will be permanently forfeited. All Accounts will be subject to the creditors of the Company in the event of the insolvency of the Company.

4.	Section 5.1 is amended to add the following sentence to the end thereof to read as follows:

Notwithstanding anything in this Section 5.1 or the balance of Article 5 to the contrary, the time and form of payment of any Plan Credits resulting from a Qualifying Termination (and any Earnings thereon), which will be treated as a right to receive a separate and distinct payment, shall be paid to you pursuant to and be governed by Section 4.2.

5.	The list of Participating and Subsidiaries and Affiliates of Amgen Inc. in Appendix A is amended and restated to read as follows:

1.	Amgen USA Inc. – January 1, 2002

2.	BioVex, Inc. – April 11, 2011

3.	Immunex Corporation – January 1, 2003

4.	Immunex Manufacturing Corporation – January 1, 2003

5.	Immunex Rhode Island Corporation – January 1, 2003

6.	Amgen Worldwide Services, Inc. – January 1, 2004

7.	Amgen SF, LLC – January 1, 2005

To record this Second Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document this 13th day of October, 2011.

AMGEN INC.

By:	/s/ Brian McNamee
Brian McNamee
Senior Vice President, Human Resources

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